SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C.  20549

                            FORM 8-K

                         CURRENT REPORT

             Pursuant to Section 13 or 15(d) of the
                 Securities Exchange Act of 1934


Date of Report (Date earliest event reported) September 23, 1997

Commission   Registrant, State of Incorporation,     I.R.S. Employer
File Number  Address and Telephone Number            Identification No.

1-11299      ENTERGY CORPORATION                     72-1229752
             (a Delaware corporation)
             639 Loyola Avenue
             New Orleans, Louisiana  70113
             Telephone (504) 529-5262



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Item 5.   Other Information

Entergy Corporation

      As previously reported, a jury verdict in the amount of $346 million was awarded on August 8, 1997, against Entergy Enterprises, Inc. ("EEI") in a lawsuit tried in the Civil District Court in Orleans Parish, Louisiana. The suit was brought by Catalyst Technologies, Inc. against EEI, a wholly-owned subsidiary of Entergy Corporation ("Entergy"), for alleged breach of contract. EEI's position is that a contract with the plaintiff corporation was never consummated and that the damages awarded by the jury were entirely speculative, representing lost profits from an enterprise that never was conducted, and were unsupported by credible evidence produced by the plaintiff at the trial.

      On September 23, 1997, the trial court entered judgment in the case in the amount of $346 million, plus prejudgment interest in the amount of approximately $118 million. EEI has filed post-trial motions in the case seeking, in the alternative, (i) a new trial, (ii) a judgment notwithstanding the verdict or (iii) a significant reduction in the amount of the damages awarded to the plaintiff. These motions are being briefed by both sides and will be considered by the trial judge. If the trial judge does not issue a ruling favorable to EEI, EEI will appeal the judgment to the Louisiana state appellate court having jurisdiction over the case, and will seek to have the trial court judgment overturned.

      At its current level, the judgment (including damages plus interest) substantially exceeds EEI's net worth. On September 11, 1997, Entergy has filed an action in Chancery Court in Delaware seeking a declaratory judgment that it is not responsible for the payment of the judgment against EEI. That action is pending.


                            SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act
1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                              ENTERGY CORPORATION


                              By:  /s/ Louis E. Buck, Jr.
                                   Louis E. Buck, Jr.
                                   Vice President, Chief Accounting
                                   Officer and Assistant Secretary

Dated:  October 1, 1997